Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2021 (the “Execution Date”), is made and entered into by and among F45 Training Incorporated, a Delaware corporation (“Buyer”), FW SPV LLC, a Delaware limited liability company (“First Seller”), and FW SPV II LLC, a Delaware limited liability company (“Second Seller” and, collectively with the First Seller, “Seller”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, First Seller has entered into that certain Asset Purchase Agreement, dated as of January 20, 2021 (the “First Flywheel APA”), by and among First Seller and Angela Tese-Milner, as trustee in certain voluntary cases filed under chapter 7 of Title 11 of the United States Code, Sections 101 et seq., on behalf of Flywheel Sports Parent, Inc., a Delaware corporation, and Flywheel Sports, Inc., a Delaware corporation (together, “Flywheel”);

WHEREAS, Second Seller has entered into that certain Asset Purchase Agreement, dated as of March 25, 2021 (the “Second Flywheel APA”), by and among Second Seller and Angela Tese- Milner, as trustee in certain voluntary cases filed under chapter 7 of Title 11 of the United States Code, Sections 101 et seq., on behalf of Flywheel;

WHEREAS, Flywheel and its subsidiaries were engaged in the business of indoor cycling fitness studios;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer the Acquired Assets, Buyer desires to purchase from Seller the Acquired Assets and assume the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Buyer have entered into that certain license agreement (“License Agreement”), pursuant to which, among other things, Seller is licensing the Intellectual Property to Buyer upon the terms and subject to the conditions set forth therein; and

WHEREAS, Seller has determined it is in the best interests of Seller and its members to sell the Acquired Assets to the Buyer and to consummate the transactions provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1     Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquired Assets” has the meaning set forth in Section 2.1; provided, that for the avoidance of doubt, the “Acquired Assets” pursuant to this Agreement shall not include any assets which are not also included in the “Acquired Assets” (as such term is defined in the First Flywheel APA and the Second Flywheel APA) pursuant to the First Flywheel APA or the Second Flywheel APA.

“Action” means any legal action, other action, suit or similar matter commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Assigned Contract” means that certain AWS Customer Agreement between Amazon Web Services, Inc. and Flywheel Sports, Inc. (last updated: November 30, 2020) (which is to be assigned to the First Seller under the First Flywheel APA).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” means an Assignment and Assumption Agreement, which shall be in a form acceptable to the Buyer and the Seller.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer IPO” means the date on which Buyer’s first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933 is consummated.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Acquired Assets.

“Contract” means any agreement, contract, obligation, promise, undertaking, lease, sublease, purchase order, arrangement, license, commitment, insurance policy or other binding arrangement or understanding (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Customer Information” means all customer lists, client lists, and other customer or client data (excluding any such information with respect to customers or clients who “opt-out” and request that their Personal Information (as defined in the Flywheel Privacy Policy) not be transferred to a third party in connection with the Customer Notification Process (as defined in the Second Flywheel APA)); provided, that such customer or client data shall be limited to such customers’ or clients’ name, email address, physical address, gender and date of birth.

“Encumbrance” means any charge, Lien, claim, right, demand, mortgage, lease, , damage, demand, fine, judgment, penalty, liability, , sublease, hypothecation, assignment, deposit arrangement, lien (statutory or other), charge, deed of trust, pledge, security interest or preferential arrangement in the nature of a security interest, option, right of use or possession, right of first offer or first refusal, rights of others, easement, restrictive covenant, right of way, preemptive right, conditional sale, servitude, conditional sale agreement or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition or otherwise), encroachment, encumbrance, third party interest or other restriction or limitation of any kind, whether imposed by Contract, Legal Requirement, equity or otherwise.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the introductory paragraph.

“First Flywheel APA” has the meaning set forth in the recitals.

“First Seller” has the meaning set forth in the introductory paragraph.

“Flywheel” has the meaning set forth in the recitals.

“Flywheel Privacy Policy” means the Flywheel Sports Privacy Policy of Flywheel, last updated April 21, 2019.

“Governmental Authority” means any United States federal, state or local or any foreign government, multi-national organization, quasi-governmental authority, or other similar recognized governmental authority or regulatory or administrative authority, agency or commission or any court, tribunal or judicial body having jurisdiction.

“Intellectual Property” means all rights, title, and interests, including all intellectual property and intangible rights owned, used, held for use, or licensed by Seller, in and to the following throughout the world: (a) patents, patent applications and inventions (whether or not patentable), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, social media identifiers/handles, Internet domain names, and all other indicia of origin, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill associated therewith; (c) all copyrights, works of authorship and software, whether registered or unregistered, including all copyright registrations and applications; (d) all trade secrets, know-how and confidential or proprietary business information including, methods, models, techniques, processes, financial, business and marketing plans, and supplier/vendor lists; (e) technical and computer data, databases, and all content contained on Internet sites; (f) all registrations, applications, renewals, extensions, restorations and any other recordings with a Governmental Authority for any of the foregoing; (g) all copies and tangible and intangible forms of any of the foregoing including documentation and other material recording or embodying any of the foregoing; and (h) all other intellectual property and proprietary rights and all rights and causes of action for money or other relief arising out of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any matter in question, in the case of Seller, the actual knowledge of Brian Dubin is deemed to have after due investigation and inquiry.

“Legal Requirement” means any federal, state, provincial, county, local, municipal, foreign, international, or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation or Order enacted, adopted, promulgated or applied by any Governmental Authority or other similar authority.

“Liability” means claims or Encumbrances (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“License Agreement” has the meaning set forth in the recitals.

“Order” means any order, writ, injunction, judgment, verdict, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority or an arbitrator, mediator or other quasi-judicial or judicially sanctioned Person or body.

“Outside Date” has the meaning set forth in Section 11.1(b)(i).

“Party” or “Parties” means, individually or collectively, Buyer and Seller.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Registered IP” has the meaning set forth in Section 5.5.

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sales Taxes” has the meaning set forth in Section 8.1.

“SEC” has the meaning set forth in Section 6.6.

“Second Flywheel APA” has the meaning set forth in the recitals.

“Second Seller” has the meaning set forth in the introductory paragraph.

“Seller” has the meaning set forth in the introductory paragraph.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any U.S. federal, state, provincial, local, non-U.S. or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto, whether disputed or not) and (ii) any liability for any items described in clause (i) payable by reason of contract, transferee liability or operation of law (including Treasury Regulations Section 1.1502-6) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means this Agreement, the Assumption Agreement, the License Agreement and any other agreements, instruments or documents entered into on the Closing Date pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1.

1.2     Other Definitions and Interpretive Matters.

(a)     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Day. Any reference in this Agreement to days (but not Business Days) means to calendar days.

Dollars. Any reference in this Agreement to $ means United States dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. Words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Or. The word “or” shall be disjunctive but not exclusive.

(b)     No Strict Construction. Buyer, on the one hand, and Seller, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Seller, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limiting the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall unconditionally sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any and all Encumbrances, all of Seller’s direct or indirect right, title and interest in, to or under all of the following assets, whether or not reflected on the books and records of Seller, as the same shall exist on the Closing Date (collectively, the “Acquired Assets”):

(a)     all Intellectual Property;

(b)     all claims, causes of action (including all rights to pursue actions and seek damages and other remedies for past, present and future infringement of the Intellectual Property), rights, rebates, abatements, remedies, recoveries and benefits of Seller relating to the Intellectual Property;

(c)     all Customer Information and the Flywheel Privacy Policy; and

(d)     the Assigned Contract.

2.2     Excluded Assets. Notwithstanding anything to the contrary in this Agreement (including Section 2.1), pursuant to this Agreement, Seller is not selling to Buyer, and Buyer is not purchasing from Seller any of the Excluded Assets, and Seller shall retain all right, title and interest to, in and under, both the Excluded Assets and all Liabilities arising out of or related to, the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall consist of the following items, assets and properties:

(a)     all assets of Seller other than the Acquired Assets, including: (i) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, bank accounts and other bank deposits, instruments and investments of Seller, and (ii) other than as set forth in Section 2.1(b), all Actions and other claims belonging to Seller; and

(b)     all equity interests of Seller.

2.3     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall, effective at the time of the Closing, assume and agree to discharge and perform when due, (i) all Liabilities and other obligations relating to the maintenance, prosecution, enforcement and fees relating to the Intellectual Property, in each case, to the extent arising at or after the Closing and (ii) all Liabilities arising under the Assigned Contract arising after the Closing Date and that do not relate to any failure to perform, warranty or other breach, default or violation thereunder on or before the Closing Date (collectively, the “Assumed Liabilities”), and no other Liabilities.

The assumption by Buyer of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

2.4     Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume, nor shall Buyer be obligated to assume or be obliged to pay, perform or otherwise discharge, any Liability of, or Liability against or claimed against, Seller or the Acquired Assets, of any kind or nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and however arising, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include each of the following Liabilities of Seller other than the Assumed Liabilities:

(a)     all Actions pending prior to the Closing Date;

(b)     all Liabilities relating to or arising out of any Excluded Asset;

(c)     unless otherwise specified in this Agreement, (i) all Liabilities with respect to (x) any Taxes imposed on or with respect to the Acquired Assets prior to the Closing Date, and (y) Taxes related to the Excluded Assets; and (ii) all Liabilities for Taxes of Seller or its members for any Tax period (including any Liability of Seller for the Taxes of any other Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise);

(d)     all Liabilities for all costs and expenses incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement by Seller; and

(e)     any other Liabilities or other obligations of Seller not expressly assumed by Buyer pursuant to Section 2.3.

2.5     Further Assurances. At and after the Closing, and without further consideration therefor, Seller shall execute and deliver to Buyer such further instruments, certificates and other documents as Buyer may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement or otherwise necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Buyer, Seller’s right, title or interest in, to or under any or all of the Acquired Assets free and clear of all Encumbrances or (ii) to otherwise effectuate the purposes and intent of this Agreement and the other Transaction Documents or for aiding, assisting, collecting and reducing to possession any of the Acquired Assets and exercising rights with respect thereto. Seller shall take, or cause to be taken, all actions, do or cause to be done all things as may be requested by the Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement, and shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances, and as may be required to consummate the transactions contemplated by this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1     Consideration.

The aggregate consideration (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Seller’s right, title and interest in, to and under the Acquired Assets shall consist of:

(a)     Twenty Five Million Dollars ($25,000,000), minus an amount equal to the payments made by Buyer to Seller (if any) on or prior to the Closing Date pursuant to the License Agreement (excluding the administration fee portion thereof) (the “Closing Payment”); and

(b)     the assumption by Buyer of the Assumed Liabilities from Seller.

3.2     Allocation of Purchase Price. Within one hundred and twenty (120) days of the Closing Date, Buyer shall prepare and deliver to Seller a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Seller. Unless otherwise required by law, the IRS or any other taxing authority, the allocation of the Purchase Price pursuant to the Allocation Statement shall be final and binding on the Parties, and the Parties shall file all relevant U.S. federal, state, local and non-U.S. Tax Returns (including IRS Form 8594 and any supplements to such form) in accordance with the Allocation Statement, and shall not take any position inconsistent therewith. If the IRS or any other taxation authority proposes a different allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of such proposed allocation. Seller or Buyer, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this Section 3.2. Except as otherwise required by any Legal Requirement or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article 2 of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither Party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise.

ARTICLE 4

CLOSING AND DELIVERIES

4.1     Closing Date. Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036, or via overnight courier, facsimile or portable document format (.pdf) as agreed by the Parties, no later than three (3) Business Days following the date on which all the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived by the Party entitled to waive such condition (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or on such other date and time as the Seller and Buyer may mutually agree in writing. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Upon consummation of the Closing, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date.

4.2     Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller:

(a)     the Closing Payment via electronic funds transfer to the account designated by Seller prior to Closing;

(b)     the Assumption Agreement, duly executed by Buyer;

(c)     each other Transaction Document to which Buyer is a party, duly executed by Buyer; and

(d)     such other documents as Seller may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

4.3     Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer:

(a)     the Assumption Agreement and each other Transaction Document to which Seller is a party, duly executed by Seller;

(b)     instruments of assignment of issued, registered, and pending Intellectual Property that are owned by Seller and included in the Acquired Assets, duly executed by Seller, in form for recordation with the appropriate Governmental Authorities, and in customary form reasonably acceptable to Buyer and Seller, including a trademark assignment, copyright assignment (if any) and domain name assignment suitable for recordation by the relevant national intellectual property office or administrative action by the relevant domain name registrar;

(c)     such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all of Seller’s right, title and interest in, to or under any or all the Acquired Assets;

(d)     a certificate duly executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

(e)     within five (5) Business Days following the Closing Date, Sellers shall grant Buyer exclusive access rights and permissions to the domain name and social media accounts that constitute Intellectual Property, to include without limitation all user names, passwords and other like credentials necessary for the full transfer of the identifiers, accounts, handles, registrations and pages set forth on Schedule 5.5; and

(f)     such other documents as Buyer may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except as disclosed in the Schedules attached hereto:

5.1     Organization and Good Standing. Seller is limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a material adverse effect.

5.2     Authority; Validity. Seller has the requisite limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and each other Transaction Document required to be executed and delivered by Seller at the Closing will be duly and validly executed and delivered by Seller at the Closing. This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity.

5.3     No Conflict. Neither the execution and delivery by Seller of this Agreement or any other Transaction Document to which it is (or will be) a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof will (i) conflict with or result in a violation of (A) any provision of the organizational or governing documents of Seller or (B) any Legal Requirement binding upon such Seller or by which any Acquired Assets are subject or bound, (ii) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under (or an event, which with notice or lapse of time or both, would become a default), or give rise to any right of termination, modification, cancellation or acceleration under (x) any license, Permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority, or (ii) result in the creation of any Encumbrance upon the Acquired Assets of Seller being sold or transferred hereunder.

5.4     Title to Acquired Assets. Immediately prior to the Closing, Seller will have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, Seller will thereby transfer to Buyer, and Buyer will be vested with good, valid and marketable title to, or, in the case of property leased or licensed by Seller, if any, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Encumbrances, except for the Assumed Liabilities.

5.5     Intellectual Property. To the Knowledge of Seller, Schedule 5.5 sets forth a complete list of all U.S. and foreign pending and registered Intellectual Property that will be (i) owned by Seller upon consummation of the transactions contemplated by the First Flywheel APA and (ii) constitute Acquired Assets (“Registered IP”), including (a) all patents and patent applications (if any), (b) all trademark registrations and applications for registration of trademarks, (c) all registrations for copyrights and applications for registration of copyrights (if any), (d) all Internet domain name registrations and (e) all social media platform names, identifiers, tags and handles, including, for each item listed, jurisdiction of issuance, registration or application number and date, and legal or beneficial owner. Except as set forth on Schedule 5.5, Seller, upon consummation of the transactions contemplated by the First Flywheel APA, will be the exclusive owner of all Registered IP, and, to the Knowledge of Seller, each is subsisting, unexpired, valid and enforceable. To the Knowledge of Seller, no Person is infringing, using without authorization, misappropriating, diluting or violating any material Intellectual Property included in the Acquired Assets, and no such claims have been made in writing against any Person by Seller or, to the Knowledge of Seller, by Flywheel.

5.6    Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Seller shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

5.7     Warranties Exclusive. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF SELLER’S ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1     Organization and Good Standing. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2     Authority; Validity. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.

6.3     No Conflict. Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof (a) conflict with or result in a violation of (i) any provision of the organizational documents of Buyer or (ii) any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation in any material respect binding upon Buyer or (b) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under, (x) any note, bond, mortgage, indenture, deed of trust, contract, commitment, arrangement, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer may be bound or to which any of Buyer’s assets may be subject or affected in any material respect and that, in each case, is material to the business of Buyer, or (y) any material license, permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority.

6.4     Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.

6.5     Warranties Exclusive. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE

7.1     No Assignments or Transfers Prior to the Closing Date.

The Seller covenants and agrees that, except (x) as expressly contemplated by this Agreement or the Transaction Documents, (y) with the prior written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed) and (z) as otherwise required by Legal Requirements, after the Execution Date and prior to the Closing Date:

(a)     Seller shall not:

(i) assign, amend, modify, waive, materially breach or terminate the Assigned Contract;

(ii) sell, assign, transfer, lease, license, sublicense or otherwise dispose of or subject to any Encumbrance any rights in the Intellectual Property or the Customer Information;

(iii) except as expressly provided in this Agreement, disclose to any Person that is not subject to any confidentiality or non-disclosure agreement any trade secret, confidential information or other proprietary information, in each instance, that constitute the Intellectual Property;

(iv) cause any Acquired Asset to be sold or subjected to any Encumbrance; or

(v) authorize, or commit or agree to take, any of the actions set forth in this Section 7.1;

provided, for the avoidance of doubt, Sellers shall be entitled to take any actions contemplated by the First Flywheel APA or the Second Flywheel APA or that are necessary or advisable in connection with the consummation of the transactions contemplated thereby.

7.2     Cooperation. The Seller, on the one hand, and Buyer, on the other hand, shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, and (ii) defending of any Actions challenging this Agreement or the consummation of the transaction contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority with respect to the transactions contemplated by this Agreement vacated or reversed.

7.3     Notice of Developments. The Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquired Assets or the transactions contemplated by this Agreement, (ii) any notice or other communication received from any Governmental Authority in connection with the transactions contemplated by this Agreement or otherwise relating to the Acquired Assets (including the Intellectual Property) or the Assumed Liabilities, (iii) any material breach discovered by the Seller, or of which the Seller becomes aware, of the Seller’s covenants contained in this Agreement or any of the other Transaction Documents or (iv) any Actions commenced relating to the Acquired Assets or the Assumed Liabilities of which the Seller receives notice or any other fact, circumstance or event, the existence or occurrence of which the Seller acquires knowledge, (A) which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated by this Agreement, or (B) has resulted in, or would be reasonably expected to result in, the failure of any condition set forth in Article 9 to be satisfied by the Outside Date.

7.4     Intellectual Property Maintenance and Protection. Prior to Closing, Seller shall, at Buyer’s cost and expense (pursuant to the License Agreement), take all actions reasonably necessary to maintain and protect all Intellectual Property that constitute Acquired Assets; provided, that nothing in this Section 7.4 shall limit Buyer’s obligations in connection therewith under the License Agreement. Except as is authorized or required under this Agreement, Seller shall not prior to Closing abandon, dispose of, permit to lapse, transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property that constitutes Acquired Assets; provided, that nothing in this Section 7.4 shall limit Buyer’s obligations in connection therewith under the License Agreement.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1     Taxes. Any (a) sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Acquired Assets (“Sales Taxes”), (b) documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets (“Transfer Taxes”) and (c) other Taxes that arise as a consequence of the Closing or the other transactions contemplated by this Agreement, in each case, shall be borne 50% by Buyer and 50% by Seller. Seller and Buyer shall reasonably cooperate to (i) mitigate and/or eliminate the amount of Sales Taxes, Transfer Taxes and/or other Taxes that arise as a consequence of the Closing or the other transactions contemplated by this Agreement and (ii) timely prepare and file any Tax Returns relating to such Sales Taxes, Transfer Taxes and/or other such Taxes, including any claim for exemption or exclusion from the application or imposition of any Sales Taxes,

Transfer Taxes and/or other such Taxes. Seller shall be responsible for preparing and filing all necessary Tax Returns or other documents with respect to Sales Taxes, Transfer Taxes and/or other Taxes that arise as a consequence of the Closing or the other transactions contemplated by this Agreement. All Liability for any ad valorem Taxes with respect to the Acquired Assets shall be borne by Buyer.

8.2     Post-Closing Books and Records. From and after the Closing Date, each Party hereto shall provide the other Parties hereto (and their respective Representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business, to such Party’s books and records as of the Closing Date that relate to the Acquired Assets or the transactions contemplated hereby, to the extent required to enable Buyer and Seller to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, and to prosecute and defend legal Actions or for other like purposes, including claims, objections and resolutions.

8.3     No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Legal Requirement, upon the Closing, Buyer shall not be deemed to: (i) be the successor of Seller, including with respect to any employee benefit plan, policy, program, agreement or arrangement, (ii) have, de facto, or otherwise, merged with or into Seller, (iii) be a mere continuation or substantial continuation of Seller or the enterprise(s) of Seller, or (iv) be liable for any acts or omissions of Seller in the conduct of the business of Seller or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Encumbrances (other than Assumed Liabilities) against Seller or any of Seller’s predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the business of Seller, the Acquired Assets or any Liabilities of Seller arising prior to the Closing Date.

8.4     Flywheel APAs.

(a)     Seller hereby agrees not to amend or modify the First Flywheel APA or the Second Flywheel APA without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed); provided, however, that consent of the Buyer shall not be required for any amendments to or modifications of the First Flywheel APA or the Second Flywheel APA that are not adverse to the rights or interests of Buyer under this Agreement. First Seller shall use commercially reasonable efforts to comply with the covenants in the First Flywheel APA and to cause the Closing (as defined in the First Flywheel APA) under the First Flywheel APA to occur as soon as practicable pursuant to the terms of the First Flywheel APA. Second Seller shall use commercially reasonable efforts to comply with the covenants in the Second Flywheel APA and to cause the Closing (as defined in the Second Flywheel APA) under the Second Flywheel APA to occur as soon as practicable pursuant to the terms of the Second Flywheel APA.

8.5     Compliance with Flywheel Privacy Policy. From and after the Closing, Buyer hereby agrees to comply with the terms of the Flywheel Privacy Policy as it relates to the Customer Information.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Buyer, in its sole and absolute discretion:

9.1     Seller’s Performance. The covenants and agreements that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects and Buyer shall have received a certificate of Seller to such effect.

9.2     No Order. No Governmental Authority shall have enacted, issued, promulgated, decreed or entered any Order, which is in effect and has the effect of restraining or preventing (or delaying beyond the Outside Date) the consummation of or imposing material modifications on the transactions contemplated by this Agreement.

9.3     Seller’s Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

9.4     Closing under First Flywheel APA. The Closing (as defined in the First Flywheel APA) of the transactions pursuant to the First Flywheel APA shall have occurred.

9.5     Closing under Second Flywheel APA. The Closing (as defined in the Second Flywheel APA) of the transactions pursuant to the Second Flywheel APA shall have occurred.

9.6     Buyer IPO. The Buyer IPO shall have occurred.

9.7     Representations and Warranties. The representations and warranties contained in Article 5 shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct in all material respects at and as of such date).

9.8     Officer’s Certificate. Seller shall have delivered to Buyer a certificate signed by an officer of the Seller, dated as of the Closing Date, certifying that, to the knowledge of such officer, in his or her capacity as an officer of the Seller only and not individually, the condition specified in Section 9.7 has been fulfilled.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by the Seller in its sole and absolute discretion:

10.1    Buyer’s Performance. The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

10.2    No Order. No Governmental Authority shall have enacted, issued, promulgated, decreed, or entered any Order, which is in effect and has the effect of preventing the (or delaying beyond the Outside Date) consummation of or imposing material modifications on the transactions contemplated by this Agreement.

10.3    Buyer’s Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 4.2 shall have been so delivered.

10.4    Closing under First Flywheel APA. The Closing (as defined in the First Flywheel APA) of the transactions pursuant to the First Flywheel APA shall have occurred.

10.5    Closing under Second Flywheel APA. The Closing (as defined in the Second Flywheel APA) of the transactions pursuant to the Second Flywheel APA shall have occurred.

10.6    Buyer IPO. The Buyer IPO shall have occurred.

10.7    Representations and Warranties. The representations and warranties contained in Article 6 shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct in all material respects at and as of such date).

10.8    Officer’s Certificate. Buyer shall have delivered to Seller a certificate signed by an officer of the Buyer, dated as of the Closing Date, certifying that, to the knowledge of such officer, in his or her capacity as an officer of the Buyer only and not individually, the condition specified in Section 10.7 has been fulfilled.

ARTICLE 11

TERMINATION

11.1    Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing only as follows:

(a)     by mutual written consent of Seller and Buyer;

(b)    by written notice of either Seller or Buyer:

(i)     if the Closing shall not have occurred on or prior to October 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(ii)    if a Governmental Authority issues a final, non-appealable ruling or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Seller or Buyer; provided, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c)     by written notice of Buyer in the event of any breach by the Seller of, or failure to perform, any agreements or covenants contained in this Agreement, which breach or failure to perform would result in Seller being unable to satisfy a condition set forth in Section 9.1 by the Outside Date;

(d)     by written notice of Seller in the event of any breach by Buyer of, or failure to perform, any agreements or covenants contained in this Agreement, which breach or failure to perform would result in Buyer being unable to satisfy a condition set forth in Section 10.1 by the Outside Date; or

(e)     if the First Flywheel APA is terminated for any reason.

11.2    Effect of Termination. In the event of termination of this Agreement by Buyer or Seller pursuant to this Article 11, this Agreement shall become null and void ab initio and have no effect and all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party except (i) nothing herein shall relieve any Party from Liability for any breach of this Agreement occurring prior to such termination and (ii) this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1 and Article 12), shall expressly survive the termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1    Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing, as applicable, and shall thereupon terminate and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Closing.

12.2    Confidentiality. Following the Closing, Seller shall treat and hold as confidential, and shall not use or disclose all or any of the Confidential Information. Seller agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft. In the event Seller is required by law or legal requirement to disclose any Confidential Information, Seller shall promptly (and in any event prior to any such disclosure) notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information to the extent permitted by applicable law.

12.3    Public Announcements. Unless otherwise required by applicable Legal Requirement, Buyer, on the one hand, and Seller, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated by this Agreement or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

12.4    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier, facsimile transmission or electronic mail, provided that electronic mail is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after electronic delivery by dispatch pursuant to one of the other methods described herein:

(i) If to Seller, then to:

FW SPV LLC / FW SPV II LLC
c/o Kennedy Lewis Investment Management, LLC
111 West 33rd Street, Suite 1910
New York, NY 10120

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn: Daniel Fisher
Email: dfisher@akingump.com

(ii) If to Buyer:	F45 Training Incorporated
801 Barton Springs Road, 9th Floor
Austin, TX 78704
Attn: Legal Department
Email: legal@f45training.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attn: Timothy M. Fesenmyer
Email: tfesenmyer@kslaw.com

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so personally-delivered or faxed or delivered by overnight courier or electronic mail.

12.5    Waiver. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Legal Requirements, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6    Entire Agreement; Amendment. This Agreement (including the schedules to this Agreement and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Seller, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Seller, on the other hand, with respect to their subject matter. This Agreement may not be amended, modified or supplements except by a written agreement executed by each of the Parties hereto.

12.7    Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party).

12.8    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.9    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10  Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b)    Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the state and/or federal courts located in the City, County and State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.10(b). The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c)    THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.11    Counterparts. This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment that contains a portable document format (.pdf) file of an executed signature shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.12    Parties in Interest; No Third Party Beneficiaries. This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement and the other Transaction Documents are for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

12.13    Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Seller or Buyer in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

12.14    Specific Performance. With respect to the Parties’ respective covenants and other obligations under this Agreement or any Transaction Document, (a) each Party recognizes that if such Party breaches or refuses to perform, or threatens to breach or refuse to perform, any such covenant or obligation (including failing to take such actions as are required of it to consummate the transactions under this Agreement or any Transaction Document), monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries, (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, including monetary damages, to (i) obtain an injunction or injunctions to prevent or stop any such breach or threatened breach, (ii) specific performance of the terms of such covenants and other obligations and (iii) other equitable relief, and all such rights and remedies at law or equity shall be cumulative, (c) if any Action is brought by the non-breaching Party or Parties to obtain an injunction or to specifically enforce such covenants and obligations, the Party in breach shall waive the defense that there is an adequate remedy at law, (d) each Party agrees to waive any requirement for the security or posting of any bond or similar instrument in connection with any Action to obtain an injunction, specific performance of such covenants and obligations or other equitable relief and (e) each Party agrees that the only permitted objection that it may raise in response to any action for injunction, specific performance of such covenants or obligations or other equitable relief is that it contests the existence of a breach or threatened breach of such covenants or obligations. Notwithstanding anything herein to the contrary, if any Party brings an Action to enjoin or to obtain specific performance or other equitable relief pursuant to this Section 12.14, the Outside Date automatically shall be extended to (x) the twentieth Business Day following the resolution of such Action or (y) such other time period established by the court presiding over such Action.

12.15    Limitations on Damages. NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY EXEMPLARY OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY THE PARTY SEEKING SUCH DAMAGES TO A THIRD PARTY.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, all as of the Execution Date.

FW SPV LLC
By: FW AIV, LLC
Its: Sole Member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

FW SPV II LLC
By: FW AIV, LLC
Its: Sole Member

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

F45 Training Incorporated

By:	/s/ Chris Payne
Name:	Chris Payne
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]